UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 30, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
One Meridian Crossings
Minneapolis, Minnesota
55423
(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into of Material Definitive Agreement
     On July 30, 2008, GMAC Mortgage, LLC (“GMAC Mortgage”), a subsidiary of Residential Capital, LLC (“ResCap”), sold its interests in excess servicing rights representing a portion of the servicing fees payable under the Freddie Mac guide (Freddie Mac Stripped Interest Certificates, Series 256), having a carrying value, including accrued servicing fees, of $116.1 million, for $105.3 million, net of transactional fees. The interests were sold using an auction process. There were four bidders in the auction, with affiliates of Cerberus Capital Management, L.P. winning the auction. On July 30, 2008, GMAC Mortgage entered into Purchase Agreements with Cerberus International, Ltd. and Cerberus Partners, L.P., respectively, to sell the original notional principal balance of the Freddie Mac Stripped Interest Certificates, Series 256.
     On July 30, 2008, GMAC Mortgage sold its interests in excess servicing rights representing a portion of the servicing fees payable under the Fannie Mae guide (Fannie Mae Stripped Mortgage-Backed Securities Trust Number 390) having a carrying value, including accrued servicing fees, of $194.5 million, for $176.7 million, net of transactional fees. The interests were sold using an auction process. There were four bidders in the auction, with an affiliate of Cerberus Capital Management, L.P. winning the auction. On July 30, 2008, GMAC Mortgage entered into a Purchase Agreement with Residential Funding Securities, LLC, as initial purchaser of the original notional principal balance of the Fannie Mae Stripped Mortgage-Backed Securities Trust Number 390. Residential Funding Securities, LLC ultimately sold the interests to an affiliate of Cerberus Capital Management, L.P., the winner of the auction.
     As previously reported, Cerberus has committed to purchase certain assets of ResCap at ResCap’s option consisting of performing and non-performing mortgage loans and mortgage-backed securities for net cash proceeds of $300 million. ResCap has agreed with Cerberus that the net proceeds of the purchase of the excess servicing rights described above, after paying down associated financing of the servicing rights, will be counted toward satisfaction of this commitment.
     As previously disclosed, on July 2, 2008, GMAC and ResCap entered into an agreement pursuant to which GMAC Commercial Finance agreed to acquire 100% of ResCap’s resort finance business, including its subsidiary, RFC Resort Funding, LLC (collectively, the “Resort Finance business”), for a cash purchase price equal to the fair market value of the business. On June 3, 2008, ResCap received an initial deposit of $250 million, representing estimated net proceeds of this transaction. The fair market value of the Resort Finance business as of June 30, 2008 was determined by an independent, third-party valuation, and the parties subsequently agreed based on that valuation that the purchase price for the Resort Finance business would be $96,140,887 in cash at Closing (the “Closing Payment”), plus assumption of indebtedness, plus the amount (if any) of a calculated Deferred Purchase Price, as described below. Accordingly, at the closing of the transaction on July 31, 2008, ResCap paid GMAC $153,859,113, representing the difference between the deposit ResCap had received and the Closing Payment.
     The Deferred Purchase Price will be an amount in cash equal to 25% of any excess of:
-	the sum of (i) proceeds of the assets of the Resort Finance business during the three years following the sale by ResCap, including sales proceeds and principal payments, plus (ii) if less than all the assets or business of the Resort Finance business have been sold during such three-year period, the value of the remaining net assets of the business (whether positive or negative) as determined in the reasonable good faith judgment of the Chief Financial Officer of GMAC, over
-	the “basis” of GMAC Commercial Finance in the Resort Finance business, equal to the sum of (i) $1,219,776,538, plus (ii) the aggregate principal amount of any additional advances to obligors of the Resort Finance business after the sale by ResCap, plus (iii) any accrued but unpaid interest due from such obligors on assets sold by GMAC Commercial Finance during such three-year period.

     The Deferred Purchase Price is to be paid three years after the closing date, although either party can accelerate the date for such payment if the assets or business of the Resort Finance business has been substantially sold, such that the value of its remaining assets is less than $100 million. The obligation to pay the Deferred Purchase Price terminates upon a change of control of ResCap.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: August 5, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer